Exhibit 99.1

395 de Maisonneuve Blvd. West Montreal, QC H3A 1L6

News Release

TICKER SYMBOL	INFORMATION	INVESTOR RELATIONS

(NYSE: UFS) (TSX: UFS)	Computershare Investor Services Inc. Tel.: 1-866-245-4053	Nicholas Estrela Manager Investor Relations Tel.: 514-848-5555 x 85979

DOMTAR (CANADA) PAPER INC. ANNOUNCES INTENTION TO REDEEM ALL OF ITS OUTSTANDING EXCHANGEABLE SHARES

Montreal, April 1, 2014 – Domtar (Canada) Paper Inc. (TSX: UFX), a subsidiary of Domtar Corporation (NYSE: UFS) (TSX: UFS), today announced that it intends to redeem all of its outstanding exchangeable shares on or about June 2, 2014 (the “Redemption Date”) and that Domtar Pacific Papers ULC has elected to exercise its right to purchase all of the outstanding exchangeable shares from the holders thereof on the Redemption Date for the redemption price described below.

On the Redemption Date, holders of exchangeable shares will receive, in exchange for each exchangeable share, one share of common stock of Domtar Corporation (plus cash in the amount of all declared and unpaid dividends, if any, provided that the record date for the payment of such dividends is prior to the Redemption Date).

A notice of redemption and related documentation will be mailed to holders of exchangeable shares on April 3, 2014. Copies of these documents will be filed on the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com under Domtar (Canada) Paper Inc.’s profile.

About Domtar

Domtar Corporation (NYSE: UFS) (TSX: UFS) designs, manufactures, markets and distributes a wide variety of fiber-based products including communication papers, specialty and packaging papers and absorbent hygiene products. The foundation of its business is a network of world class wood fiber converting assets that produce papergrade, fluff and specialty pulps. The majority of its pulp production is consumed internally to manufacture paper and consumer products. Domtar is the largest integrated marketer of uncoated freesheet paper in North America with recognized brands such as Cougar®, Lynx® Opaque Ultra, Husky® Opaque Offset, First Choice® and Domtar EarthChoice®. Domtar is also a leading marketer and producer of a broad line of incontinence care products marketed primarily under the Attends®, IncoPack and Indasec® brand names as well as baby diapers. In 2013, Domtar had sales of US$5.4 billion from some 50 countries. The Company employs approximately 10,000 people. To learn more, visit www.domtar.com.

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